                                                                EXHIBIT 99.1


                                                        FOR IMMEDIATE RELEASE


                       CARIBINER INTERNATIONAL ACQUIRES

            SPECTRUM COMMUNICATIONS HOLDINGS INTERNATIONAL LIMITED


            -- Caribiner Re-enters Europe through the Acquisitions
                      of Spectrum Communications and MWA --



    NEW YORK, June 13, 1996 -- Caribiner International, Inc. (NYSE: CWC) today announced that it has acquired all of the outstanding stock of Spectrum Communications Holdings International Limited, a leading London-based business communications company with a significant presence in the United Kingdom and Europe. The acquisition comprises Spectrum Communications in London, Spectrum Communications in Dubai and MWA which became part of the Spectrum Group in 1992. The initial purchase price including the assumption of debt was approximately $5 million (Pound3.2 million) in cash. In addition, there will be contingent cash payments in the event that the acquired business meets certain performance goals in the future. Spectrum reported revenue of approximately $32 million (Pound21.1 million) in 1995.

    Commenting on the announcement, Raymond S. Ingleby, Chairman and Chief Executive Officer of Caribiner, stated, "This is a very important acquisition that positions our Company for international expansion. For the past four years, we have been aggressively building and improving our network in the United States where we now have offices in ten cities. The acquisition marks Caribiner's return to Europe, where the Company had one of its original offices. We now have acquired a leading player in the European market where our clients will benefit enormously from our combined expertise. We have been tracking Spectrum for some time and are delighted to welcome them to our team. Together, we are now a major force in business communications world-wide."

    Mr. Ingleby continued, "As a result of this acquisition, together with other recent acquisitions and internal growth, Caribiner is now one of the largest business to business communications companies in the world. Our recent initial public offering and listing on the New York Stock Exchange have provided us with the resources to continue to build a global network of operations that will offer international companies an unparalleled mix of business communications services."

    "This is what we have been aiming towards for 20 years," commented Peter Berners-Price, Group Chairman of Spectrum Communications. "We have built-up a very strong presence in Europe and the Middle East, and already trade in the Far East. The time has definitely come to offer our clients a fully integrated global service. We have a marvelous portfolio of clients, and a great team of people. Together with Caribiner, we are creating one of the largest world-wide organizations in our industry. This will help us to achieve our own goals. The potential opportunities for both referral business between the

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two organizations, as well as the synergy in the way we manage communications services for international clients, have never been so great as with Caribiner."

    On the operational side, the transfer of skills and experience between the two companies has already begun. "This is an incredible opportunity for all of our people," said Spectrum Group Managing Director, Mark Wallace. "Although our systems are remarkably similar, there is still much that we can learn from each other. We have already held discussions that will influence our joint approach to information technology, cost control, buying and staff reward schemes. This will be an exciting place to be, as we can help our clients plan and manage communications programs and events leading up to the Millennium and beyond."

    "This European initiative is a key component of our international development strategy," said Brian Shepherd, responsible for Caribiner's international growth outside of North America. "As London is widely acknowledged as being at the center of our industry in Europe, it was a logical first step in our expansion. We are very fortunate to have been able to acquire Spectrum and MWA. The fact that we have been able to add a strong presence in the Middle East has been an additional bonus. I am excited by the prospect of working with the Spectrum team as we continue our growth and acquisition plans in Europe."

    Caribiner International, Inc. is a leading business communications company providing strategic, creative and production services that enable businesses to inform, sell to and train their sales forces, dealers, franchisees, partners, shareholders and employees. Caribiner International's clients include some of the world's largest companies. The Company has offices in Atlanta, Boston, Chicago, Dallas, Detroit, Houston, Los Angeles, New York, San Francisco and White Plains (NY) in North America, as well as in London and Dubai.

    Caribiner International, Inc. is listed on The New York Stock Exchange and trades under the symbol CWC.

                                      ###

                       For further information, contact:

  United States:

Diana Brainerd/Chris Plunkett
Brainerd Communicators, Inc.
212-986-6667


United Kingdom:

Andy Nash
Spectrum/MWA Press Office
011-44-181-740-4444


Investors:

Arthur Dignam
Chief Financial Officer
Caribiner International, Inc.
011-44-181-740-4444

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